October 29, 2026

For release:    Immediately
Refer to:    Megan MacCauley; maccauley_megan@lilly.com (Media)
Mike Czapar; czapar_michael_c@lilly.com (Investors)

Lilly reports third-quarter 2026 financial results, raises full-year guidance and highlights regulatory progress across the portfolio

•Revenue in Q3 2026 increased 39% to $24.4 billion driven primarily by Mounjaro and Zepbound.

•Q3 revenue included approximately $900 million of benefits, primarily from $410 million of Jardiance milestones (no further milestones remain) and favorable adjustments to rebate and discount estimates.

•Q3 2026 EPS increased by 16% to $7.22 on a reported basis and increased by 7% to $7.48 on a non-GAAP basis. Q3 2026 reported and non-GAAP EPS included $4.57 of acquired IPR&D charges compared to $0.71 in Q3 2025.
•Increased the midpoint of our 2026 full-year revenue guidance by $5.5 billion to be in the range of $91.0 to $92.0 billion and raised underlying non-GAAP EPS guidance for the full year by $4.07 at the midpoint, which was more than offset by $4.57 of acquired IPR&D charges from Q3 business development activity, resulting in an updated range of $35.00 to $36.00.
•Regulatory progress included U.S. FDA approvals of Mounjaro to reduce cardiovascular risk in adults with type 2 diabetes; Onswik, a once-weekly basal insulin for adults with type 2 diabetes; Inluriyo with Verzenio for adults with ER+, HER2-, ESR1-mutated advanced or metastatic breast cancer; and an expanded indication for Jaypirca in adults with untreated chronic lymphocytic leukemia or small lymphocytic lymphoma.
•Pipeline highlights included positive topline results from a head-to-head Phase 3 trial of retatrutide versus Ozempic 2 mg in adults with type 2 diabetes, Phase 3 results from Ebglyss in moderate-to-severe hand and foot atopic dermatitis and Phase 2 results from EloraTZP in adults with obesity and type 2 diabetes, with Phase 3 trials to start in Q4 2026.
•Business development activity in Q3 2026 included the completed acquisition of AtaiBeckley to advance therapies for treatment-resistant depression and other mental health conditions. Subsequent to quarter end, we completed the acquisition of Merida Biosciences, to advance treatments for serious autoimmune and allergic diseases.

INDIANAPOLIS, October 29, 2026 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the third quarter of 2026 and provided updated 2026 financial guidance.

“Lilly had another strong quarter, exceeding our prior expectations and allowing us to raise our full-year outlook,” said David A. Ricks, Lilly chair and CEO. “Revenue growth was driven by broad global consumer demand for Mounjaro and Zepbound, the global launches of Foundayo, expanded U.S. coverage for obesity care and a doubling in our newest products in oncology, immunology and neuroscience. To drive durable long-term growth, we continue to invest in our drug-making and technology capabilities, with
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

multiple business development deals and partnerships signed and closed, and with new manufacturing expansions in Texas and Virginia. Lilly is executing well across the value chain, and our potential for impact on human health continues to expand.”

Financial Results

$ in millions, except per share data	Third-Quarter
	2026	2025	% Change
Revenue	$24,397	$17,601	39%

Net income – Reported	6,451	5,583	16%
Earnings per share – Reported(1)	7.22	6.21	16%

Net income – Non-GAAP	6,679	6,312	6%
Earnings per share – Non-GAAP(1)	7.48	7.02	7%

(1) Q3 2026 reported and non-GAAP EPS included $4.57 of acquired IPR&D charges compared to $0.71 in Q3 2025

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Third-Quarter Reported Results
In Q3 2026, worldwide revenue was $24.4 billion, an increase of 39% compared with Q3 2025, driven by a 53% increase in volume, partially offset by a 15% decrease in realized prices. Key Products1 revenue grew to $17.1 billion in Q3 2026, led by Mounjaro and Zepbound. Key Products revenue in the Immunology, Oncology, and Neuroscience therapeutic areas grew 100% in Q3 2026 compared to Q3 2025.

Revenue in the U.S. increased 34% to $15.1 billion, driven by a 41% increase in volume, partially offset by a 7% decrease in realized prices. The increase in U.S. volume was driven by Zepbound and Mounjaro. The decline in realized prices was primarily driven by Zepbound, partially offset by adjustments to estimates for rebates and discounts.

1 The Company currently defines Key Products as Ebglyss, Foundayo, Inluriyo, Jaypirca, Kisunla, Mounjaro, Omvoh, and Zepbound.

2

Revenue outside the U.S. increased 47% to $9.3 billion, driven by a 76% increase in volume, partially offset by a 29% decrease in realized prices. The volume increase outside the U.S. was driven by Mounjaro. Jardiance revenue outside the U.S. included sales-based milestones of $410 million in Q3 2026 and $200 million in Q3 2025, associated with the company's collaboration with Boehringer Ingelheim. Additionally, Q3 2025 revenue included $180 million associated with the divestiture of the rights to Cialis in select markets outside of the U.S. Lower realized prices outside the U.S. were driven primarily by the inclusion of Mounjaro on the National Reimbursement Drug List (NRDL) in China.

Gross margin increased 40% to $20.5 billion in Q3 2026. Gross margin as a percent of revenue was 83.9%, an increase of 1.0 percentage points versus the same quarter last year. The increase was primarily driven by favorable product mix and improved cost of production, partially offset by lower realized prices.

In Q3 2026, research and development expenses increased 23% to $4.2 billion, or 17% of revenue, driven by continued investments in the company's early and late-stage portfolio.

Marketing, selling, and administrative expenses increased 14% to $3.1 billion in Q3 2026, primarily driven by promotional efforts supporting ongoing and planned launches.

In Q3 2026, the company recognized acquired in-process research and development (IPR&D) charges of
$4.2 billion compared with $656 million in Q3 2025. The Q3 2026 charges primarily related to the acquisitions of AtaiBeckley Inc. and Curevo Inc.

The effective tax rate was 23.3% in Q3 2026 compared with 22.8% in Q3 2025, primarily driven by the unfavorable tax impact of nondeductible acquired IPR&D charges, with a larger impact occurring in 2026. The Q3 2025 effective tax rate was also unfavorably impacted by U.S. tax law changes.

In Q3 2026, net income and earnings per share (EPS) were $6.5 billion and $7.22, respectively, compared with net income of $5.6 billion and EPS of $6.21 in Q3 2025. EPS in Q3 2026 and Q3 2025 included acquired IPR&D charges of $4.57 and $0.71, respectively.

Third-Quarter Non-GAAP Measures
On a non-GAAP basis, Q3 2026 gross margin increased 40% to $20.6 billion. Gross margin as a percent of revenue was 84.4%, an increase of 0.8 percentage points versus the same quarter last year. The

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increase was primarily driven by favorable product mix and improved cost of production, partially offset by lower realized prices.

The non-GAAP effective tax rate was 24.0% in Q3 2026 compared with 17.7% in Q3 2025, primarily driven by the unfavorable tax impact of nondeductible acquired IPR&D charges, with a larger impact occurring in 2026.

On a non-GAAP basis, Q3 2026 net income and EPS were $6.7 billion and $7.48, respectively, compared with net income of $6.3 billion and EPS of $7.02 in Q3 2025. Non-GAAP EPS in Q3 2026 and Q3 2025 included acquired IPR&D charges of $4.57 and $0.71, respectively.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Third-Quarter
	2026	2025	% Change
Earnings per share (reported)	$7.22	$6.21	16%
Amortization of intangible assets	.11	.11
Asset impairment, restructuring and other special charges	.18	.36
Net gains on investments in equity securities	(.04)	(.04)
U.S. Tax Law Change	—	.39
Earnings per share (non-GAAP)	$7.48	$7.02	7%

Acquired IPR&D	4.57	.71	NM
Numbers may not add due to rounding
NM - not meaningful

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Selected Revenue Highlights

(Dollars in millions)	Third-Quarter			Year-to-Date
Selected Products	2026	2025	% Change	2026	2025	% Change
Mounjaro	$10,723	$6,515	65%	$29,328	$15,556	89%
Zepbound(1)	5,352	3,588	49%	14,440	9,281	56%
Jaypirca	228	143	59%	585	358	63%
Ebglyss	202	127	59%	548	274	100%
Kisunla	193	70	175%	484	141	NM
Omvoh	114	65	76%	296	177	67%
Foundayo	184	—	NM	281	—	NM
Inluriyo	73	—	NM	183	—	NM

Total Revenue	24,397	17,601	39%	67,170	45,887	46%

(1) Tirzepatide is marketed for obesity under the brand name Zepbound in Canada, Japan, and the United States.
NM - not meaningful

Mounjaro
For Q3 2026, worldwide Mounjaro revenue increased 65% to $10.7 billion. U.S. revenue was $5.0 billion, an increase of 41%, reflecting strong demand. Revenue outside the U.S. increased 93% to $5.7 billion primarily driven by volume growth, partially offset by lower realized prices driven by the addition of Mounjaro on the NRDL in Q1 2026.

Zepbound
For Q3 2026, U.S. Zepbound revenue increased 48% to $5.3 billion, primarily driven by strong demand, partially offset by lower realized prices.

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Lilly shared numerous updates recently on key regulatory, clinical, business development, and other events, including:

Regulatory	Lilly's Jaypirca (pirtobrutinib), the first-and-only approved non-covalent BTK inhibitor, receives expanded indication from U.S. FDA for certain patients with previously untreated CLL/SLL (announcement)
FDA approves Lilly's Olumiant (baricitinib) for pediatric patients 12 years of age and older with severe alopecia areata (announcement)
U.S. Food and Drug Administration (FDA) approves Lilly's Onswik™ (insulin efsitora alfa-gobe), a once-weekly basal insulin injection treatment for adults living with type 2 diabetes (announcement)
U.S. FDA approves Inluriyo (imlunestrant) in combination with Verzenio (abemaciclib) for adults with ER+, HER2-, ESR1-mutated advanced or metastatic breast cancer (announcement)
FDA approves Lilly's Mounjaro (tirzepatide) to reduce cardiovascular risk in adults with type 2 diabetes (announcement)
Clinical	Lilly's retatrutide delivered greater A1C reduction and more than double the weight loss of Ozempic's highest approved dose in head-to-head trial (announcement)
New data on Lilly's investigational treatment olomorasib at ESMO 2026 show durable first-line activity in KRAS G12C-mutant non-small cell lung cancer (announcement)
Lilly presents first clinical data in platinum-sensitive ovarian cancer for its investigational, next-generation, FRα-targeting ADC at ESMO 2026 (announcement)
Lilly's Omvoh (mirikizumab-mrkz) meets primary endpoint of clinical remission and is the first IL-23p19 inhibitor to report one-year Phase 3 results in pediatric ulcerative colitis (announcement)
New composite outcomes data show patients treated with Lilly's Omvoh (mirikizumab-mrkz) achieved comprehensive corticosteroid-free disease control in ulcerative colitis and corticosteroid-free deep remission in Crohn's disease at one year (announcement)
New Phase 3b data on Lilly's Taltz (ixekizumab) and Zepbound (tirzepatide) advance understanding of the interconnected immune and metabolic biology in adults with psoriasis and obesity (announcement)
Lilly's oral GLP-1, Foundayo (orforglipron), demonstrated cardiovascular safety alongside sustained A1C reduction and weight loss in its largest and longest type 2 diabetes study (announcement)
Lilly's EloraTZP (combination of eloralintide and tirzepatide) delivered greater weight loss and A1C reduction vs. tirzepatide 15 mg in adults with obesity and type 2 diabetes (announcement)
New Phase 3b data show Lilly's EBGLYSS (lebrikizumab-lbkz) delivered significant and rapid improvements in skin clearance, itch, pain, and patient satisfaction in people with moderate-to-severe hand and foot atopic dermatitis (announcement)
Lilly's triple agonist, retatrutide, delivered substantial weight loss and A1C reduction, underscoring its potential promise for people with obesity and type 2 diabetes (announcement)
New Phase 3b data on Lilly's Taltz (ixekizumab) and Zepbound (tirzepatide) used together showed improved and durable efficacy at one year in adults with psoriatic disease and obesity (announcement)
Other	Patrik Jonsson to retire after 36 years; Ilya Yuffa named president, Lilly Global Markets (announcement)
Lilly breaks ground in Richmond to expand American manufacturing of next-generation cancer medicines, advancing its build-out of 10 new U.S. sites since 2020 (announcement)
Lilly launches the Lilly Change the Course Commitment, aiming to address treatment gaps in diabetes and obesity in LMICs (announcement)
Lilly breaks ground in Houston, one of ten U.S. manufacturing sites announced since 2020 (announcement)
Lilly completes acquisition of AtaiBeckley to advance therapies for treatment-resistant depression and other mental health conditions (announcement)
Lilly to acquire Merida Biosciences to advance treatments for serious autoimmune and allergic diseases (announcement)
Zepbound linked to lower healthcare costs in adults over age 55 with obesity according to a real-world study (announcement)
Lilly calls on online platforms, payment companies and regulators to shut down the illegal retatrutide black market (announcement)
For information on important public announcements, visit the news section of Lilly's website.

2026 Financial Guidance
In addition to providing guidance for GAAP revenue, Lilly provides guidance for certain non-GAAP measures.
The following table summarizes the company's updated full-year 2026 non-GAAP financial guidance, reflecting strong underlying performance across our portfolio. The first three quarters of 2026 also benefited from sales-based milestones and adjustments to estimates for rebates and discounts.
In addition to updates to Revenue and Performance Margin guidance, EPS guidance has been adjusted to reflect an increase of $4.07 (at the midpoint of the range), offset by $4.57 associated with the Q3 acquired IPR&D charges from recent business development activity:

	Prior	Updated

Revenue	$85 to $87 billion	$91 to $92 billion

Performance Margin(1)(2)	49.0% to 50.5%	52.0% to 52.5%

Tax Rate(1)(3)	18% to 19%	19% to 20%

Earnings per Share(1)(3)(4)	$35.50 to $36.50	$35.00 to $36.00

(1) Lilly does not provide reconciliations of forward-looking non-GAAP measures to the most directly comparable GAAP measures because comparable GAAP measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for a reconciliation. In particular, Lilly cannot reasonably predict certain items including net gains and losses on equity securities, asset impairment, acquisition or divestiture-related items, or restructuring and other adjustments, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on Lilly's reported results in accordance with GAAP. See Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited) table below for additional Non-GAAP information.

(2) The company defines performance margin as gross margin less research and development and marketing, selling, and administrative expenses divided by revenue.
(3) Guidance does not include acquired in-process research and development (IPR&D) incurred after September 30, 2026.
(4) Assumes shares outstanding of approximately 894 million and foreign currency exchange rate assumptions of 1.13 (Euro), 157 (Yen) and 6.7 (Yuan)

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q3 2026 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Historical non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2026 financial guidance (other than revenue) is provided on a non-GAAP basis, as described in "2026 Financial Guidance" above. Non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release and the related attachments contain management's intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "plan", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals and the ability of the company's clinical trials to meet expectations; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private actors affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; the implementation of the company's voluntary agreement with the U.S. government related to drug pricing and access; developments or uncertainties related to the company's or competitive products, including as may relate to safety or efficacy concerns; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and a consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply, regulatory approvals, or other negative outcomes stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations, including partnerships related to the use of, or the sharing of such technologies with third parties, which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates, changes in interest rates and inflation or deflation; significant and sudden declines or volatility in the trading price of the company's common stock and market capitalization; litigation, investigations, or other similar proceedings involving past, current, or future products, activities, or intellectual property; changes in tax law and regulations, tax rates, or events that differ from the company's assumptions related to tax positions; regulatory changes, developments, and uncertainty; regulatory oversight and actions regarding the company's operations and products; regulatory compliance problems or government investigations; risks from the proliferation of counterfeit, misbranded, adulterated, or illegally compounded products; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements contained in this press release and the related attachments, which, except as otherwise noted, speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements contained in this press release and the related attachments to reflect events or circumstances after the date of this release.

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Website Information

The information contained on, or that may be accessed through, our website or any third-party website is not incorporated by reference into, and is not a part of, this earnings release.

Trademarks and Trade Names

All trademarks or trade names referred to in this press release are the property of the company, or, to the extent trademarks or trade names belonging to other companies are referenced in this press release, the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the company or, to the extent applicable, their respective owners will not assert, to the fullest extent under applicable law, the company's or their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	% Chg.	2026	2025	% Chg.

Revenue	$24,397	$17,601	39%	$67,170	$45,887	46%

Cost of sales	3,933	3,008	31%	10,778	7,680	40%
Research and development	4,247	3,466	23%	11,576	9,536	21%
Marketing, selling, and administrative	3,125	2,741	14%	9,489	7,963	19%
Acquired IPR&D	4,181	656	NM	7,541	2,381	NM
Asset impairment, restructuring and other special charges	303	365	(17)%	1,285	400	NM
Operating income	8,608	7,365	17%	26,501	17,927	48%

Net interest income (expense)	(316)	(114)		(843)	(519)
Net other income (expense)	114	(18)		845	57
Other income (expense)	(202)	(132)	53%	2	(462)	(100)%

Income before income taxes	8,406	7,233	16%	26,503	17,465	52%
Income tax expense	1,955	1,650	18%	5,561	3,463	61%

Net income	$6,451	$5,583	16%	$20,942	$14,002	50%

Earnings per share - diluted	$7.22	$6.21	16%	$23.42	$15.56	51%

Dividends paid per share	$1.73	$1.50	15%	$5.19	$4.50	15%
Weighted-average shares outstanding (thousand) - diluted	893,439	898,804		894,371	899,734

NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross Margin - As Reported	$20,464	$14,593	$56,392	$38,207

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(1)	128	119	381	364

Gross Margin - Non-GAAP	$20,592	$14,712	$56,773	$38,571

Gross Margin as a percent of revenue - As Reported	83.9%	82.9%	84.0%	83.3%
Gross Margin as a percent of revenue - Non-GAAP(2)	84.4%	83.6%	84.5%	84.1%

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income - Reported	$6,451	$5,583	$20,942	$14,002

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(1)	128	119	381	364
Asset impairment, restructuring and other special charges(2)	303	365	1,285	400
Net (gains) losses on investments in equity securities (Other income/expense)	(47)	(48)	(571)	6
U.S. Tax Law Change (Income taxes)(3)	—	350	—	350
Corresponding tax effects (Income taxes)	(156)	(57)	(202)	(126)

Net income - Non-GAAP	$6,679	$6,312	$21,835	$14,996

Effective tax rate - Reported	23.3%	22.8%	21.0%	19.8%
Effective tax rate - Non-GAAP(4)	24.0%	17.7%	20.9%	17.8%
Earnings per share (diluted) - Reported	$7.22	$6.21	$23.42	$15.56
Earnings per share (diluted) - Non-GAAP	$7.48	$7.02	$24.41	$16.67

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. For the three and nine months ended September 30, 2026, excludes a charge primarily related to a partial impairment of an intangible asset associated with a molecule in development. For the nine months ended September 30, 2026 and the three and nine months ended September 30, 2025, excludes charges related to acquisition and integration costs associated with the closing of our acquisitions and charges related to litigation matters.
3. Relates to adjusting our income tax provision for prior periods and remeasuring our deferred tax assets and liabilities.
4. Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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